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                                                                    Exhibit 12.1

Exhibit 12.1 Madison River Capital, LLC Computation of Ratio of Earnings to Fixed Charges (Dollars in thousands)

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
                                                                                                                 Three Months
                                                             Year Ended December 31,                            Ended March 31,
                                      ----------------------------------------------------------------------    ---------------
                                       1995           1996                 1997            1998       1999           2000
                                                -----------------    -----------------
                                                          Madison              Madison    Madison    Madison        Madison
                                      Mebcom    Mebcom     River     Mebcom     River      River      River          River
                                      ------    ------    -------    ------    -------    -------    -------    ---------------
Income (loss) before income taxes        846       874     (436)      1,282     (973)     (2,882)    (13,565)       (10,257)
Fixed charges:
   Interest expense                      442       428       16         409       31       3,893      22,443         12,205
   Amortization of debt expense            -         -        -           -        -           -          49             73
   Rental expense                          -         -        -           -        -           -           -              -
Total fixed charges (denominator)        442       428       16         409       31       3,893      22,492         12,278
Earnings (numerator)                   1,288     1,302     (420)      1,691     (942)      1,011       8,927          2,021
Ratio of earnings to fixed charges       2.9       3.0        -         4.1        -           -           -              -
Insufficiency of earnings to cover
fixed charges                              -         -      436           -      973       2,882      13,565         10,257
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